Exhibit 5.6

February 13, 2015

Casella Waste Systems, Inc.

25 Greens Hill Lane

Rutland, VT 05701

Re: Casella Waste Systems, Inc. 7.75% Senior Subordinated Notes Due 2019

Ladies and Gentlemen:

This opinion is furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333-200784) (the “Registration Statement”) filed by Casella Waste Systems, Inc., a Delaware corporation (the “Company”) and the guarantors listed therein (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of, among other things, the Company’s 7.75% Senior Subordinated Notes due 2019 (the “Senior Subordinated Notes”) and the guarantees of the Senior Subordinated Notes by the Guarantors (the “Guarantees”), which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an aggregate initial offering price not to exceed $250,000,000 as set forth in the Registration Statement and the prospectus contained therein (the “Base Prospectus); and (ii) the prospectus supplement, dated February 9, 2015 (the “Prospectus Supplement”) relating to the issue and sale pursuant to the Registration Statement of $60,000,000 aggregate principal amount of Senior Subordinated Notes (the “Notes”). The Registration Statement was declared effective by the Commission on December 29, 2014.

The Notes are to be issued and sold by the Company pursuant to the Indenture, dated as of February 7, 2011, among the Company, the Guarantors party thereto and U.S. Bank National Association as trustee and duly qualified under the Trust Indenture Act, as amended or supplemented through the date hereof (the “Indenture”) pursuant to an underwriting agreement, dated as of February 9, 2015 (the “Underwriting Agreement”) among the Company and the several underwriters named in Schedule 1 thereto, for which Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative, which will be filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K, dated February 13, 2015.

We act as special counsel to the following Vermont entities (collectively, the “Vermont Guarantors” and each, a “Vermont Guarantor”):

1.	All Cycle Waste, Inc.;

2.	Bristol Waste Management, Inc.;

Casella Waste Systems, Inc.

February 13, 2015

3.	C.V. Landfill, Inc.;

4.	Casella Waste Management, Inc.;

5.	New England Waste Services, Inc.;

6.	New England Waste Services of Vermont, Inc.;

7.	Newbury Waste Management, Inc.;

8.	Sunderland Waste Management, Inc.;

9.	Casella Transportation, Inc.; and

10.	Casella Major Account Services, LLC.

The first nine Vermont Guarantors listed above are Vermont corporations and are referred to as the “Corporate Vermont Guarantors”. The remaining Vermont Guarantor is a Vermont limited liability company and is referred to as the “LLC Vermont Guarantor”.

For the purpose of this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

a)	The Articles of Association or Articles of Incorporation (as amended, if applicable), as the case may be, of each Corporate Vermont Guarantor;

b)	The Articles of Organization of the LLC Vermont Guarantor;

c)	Each Corporate Vermont Guarantor’s Bylaws;

d)	The LLC Vermont Guarantor’s Limited Liability Company Operating Agreement;

e)	The Written Consent in Lieu of a Meeting adopted by the directors of each Corporate Vermont Guarantor and by the member of the LLC Vermont Guarantor authorizing each Vermont Guarantor to take action in connection with the preparation and filing of a universal shelf registration statement and to execute the Transaction Documents (defined below) to which it is a party and to take the actions contemplated therein;

f)	Certificates of Good Standing regarding each of the Vermont Guarantors issued by the Vermont Secretary of State dated January 26, 2015 (the “Good Standing Certificates”);

g)	A certificate dated as of February 13, 2015 and executed by an officer of each Vermont Guarantor certifying certain factual matters (the “Officer’s Certificates”);

h)	The Registration Statement;

i)	The Underwriting Agreement;

Casella Waste Systems, Inc.

February 13, 2015

j)	The Indenture;

k)	The Senior Subordinated Notes; and

l)	The Guarantees.

Documents (a) through (g) are referred to collectively as the “Business Entity Documents”. Copies of Documents (a) through (g) were provided to us by Casella Waste Systems, Inc., and we have relied on Casella Waste Systems, Inc. to provide us with true and complete copies of such documents, and assume that to be true. Documents (h) through (l) are referred to collectively as the “Transaction Documents”. The Business Entity Documents and the Transaction Documents are referred collectively as the “Documents.”

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of all signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of such original documents and the completeness and accuracy of the corporate records of the Vermont Guarantors provided to us by the Company.

We express no opinion as to the laws of any jurisdiction other than the State of Vermont and the federal laws applicable to the State of Vermont. The opinions expressed herein are made as of the date of this opinion, and are limited to the laws of effect on the date of this opinion.

We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. Furthermore, we express no opinion (i) as to any federal or state securities or blue sky laws, including without limitation, the securities laws of the State of Vermont; (ii) ) as to the Vermont Guarantors’ compliance with the certification and related requirements of 10 V.S.A. §§ 6605 and 6605f, including any regulations or interpretations adopted in connection with those statutory provisions; (iii) as to the tax good standing of the Vermont Guarantors in any jurisdiction, including without limitation, the State of Vermont; (iv) as to the permissibility of the method of the computation of interest made pursuant to the Transaction Documents; and (v) as to the permissibility of any charges made pursuant to the Transaction Documents. Additionally, we have, with your consent, assumed and relied to the extent we have deemed appropriate upon the following:

A) the accuracy and completeness of all certificates and other statements, documents, and records reviewed by us, and the accuracy and completeness of all representations, warranties, schedules, and exhibits contained in the Transaction Documents, with respect to the factual matters set forth therein; and

B) each Transaction Document (other than the Guarantees) constitutes the legal, valid, and binding obligation of each party thereto (other than the Vermont Guarantors) enforceable against such party in accordance with its terms.

Casella Waste Systems, Inc.

February 13, 2015

With respect to paragraph 4 below, we have relied on the Officer’s Certificate as to factual matters.

When an opinion set forth below states that it is given pursuant to “our actual knowledge,” that knowledge is limited to the conscious awareness, as to the existence or absence of any facts that would contradict the opinions and statements so expressed, of the individual lawyers in the firm who have participated directly and substantively in the specific transactions to which this opinion relates and without any special or additional investigation undertaken for the purposes of this opinion. We have not undertaken any independent investigation, examination, or inquiry to determine the existence or absence of any facts (and have not caused the review of any court files or indices), and no inference as to our knowledge concerning any facts should be drawn as a result of the limited representation undertaken by us.

No specific assumption or qualification contained herein may be interpreted to restrict the generality of an assumption or qualification expressed in general terms that may include the subject matter of such specific assumption or qualification.

Based upon and subject to the foregoing, we are of the opinion that:

1. Each Vermont Guarantor has been duly organized and is validly existing and in good standing under the laws of the State of Vermont.

2. Each Vermont Guarantor has the corporate or limited liability company power, as the case may be, and authority to own, lease, and operate its properties and to conduct its business as described in the Registration Statement and to enter into and to perform its obligations under the Indenture, the Notes and the Guarantees (collectively, the “Transaction Documents”).

3. The execution, delivery and performance of the Transaction Documents to which each Vermont Guarantor is a party has been duly authorized by all requisite corporate or limited liability company action by each Vermont Guarantor.

4. The Transaction Documents to which each Vermont Guarantor is a party have been duly executed and delivered by each Vermont Guarantor.

5. The execution and delivery of, and each Vermont Guarantor’s performance of its obligations under, the Transaction Documents do not conflict with or breach any Vermont Guarantor’s Articles of Incorporation, Articles of Organization, bylaws, limited liability company operating agreement, and do not violate the provisions of any law, rule, or regulation of the State of Vermont and, based solely on the Officer’s Certificate and our actual knowledge, do not violate any administrative or court decree of the State of Vermont.

6. No consent, authorization, approval, license, permit or other action by, and no notice to or filing with, any Vermont governmental authority or judicial or regulatory body is required (or, if required, such consent, authorization, approval, license, permit, action, notice or filing has been duly made or obtained) for the due execution and delivery and performance of the obligations of each of the Vermont Guarantors under the Transaction Documents, or the consummation of the transactions contemplated thereby.

Casella Waste Systems, Inc.

February 13, 2015

7. No taxes or other charges, including, without limitation, intangible or documentary stamp taxes, recording taxes, transfer taxes or similar charges, are payable to the State of Vermont on account of the execution and delivery by each of the Vermont Guarantors of the Transaction Documents or the creation of the indebtedness evidenced under the Transaction Documents.

************

We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations, and judicial decisions of the State of Vermont. We assume no obligation to revise or supplement this opinion after the date hereof should the existing statutes, rules, regulations or judicial decisions of the State of Vermont be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about February 13, 2015, which Form 8-K will be incorporated by reference into the Registration Statement and to the use of our name therein and in the related Base Prospectus, Preliminary Prospectus Supplement dated February 6, 2015, and Prospectus Supplement under the caption “Legal Matters.” In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is being delivered to the addressee hereof solely in connection with the transactions outlined above. Wilmer Cutler Pickering Hale & Dorr LLP may rely upon this opinion for purposes of issuing its opinion dated the date hereof.

Very truly yours,

/s/ Paul Frank + Collins P.C.

PAUL FRANK + COLLINS P.C.

5